Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Laura J. Wakeley
717-291-2616

Fulton Financial reports first quarter earnings of $0.17 per share

•	Diluted earnings per share for the first quarter of 2011 was 17 cents, a 6.3 percent increase from the fourth quarter of 2010.

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The provision for credit losses was $38.0 million for the first quarter of 2011, a $2.0 million, or 5.0 percent, decrease from the fourth quarter of 2010. Non-performing loans decreased $10.7 million, or 3.3 percent, in comparison to the fourth quarter of 2010. Annualized net charge-offs to average loans decreased to 1.42 percent for the first quarter of 2011, from 1.65 percent for the fourth quarter of 2010.

•	During the first quarter of 2011, the Corporation raised its dividend to common shareholders to $0.04 per common share, a 33.3 percent increase in comparison to the fourth quarter of 2010.

(April 19, 2011) – Lancaster, PA – Fulton Financial Corporation (NASDAQ: FULT) reported net income of $33.8 million, or 17 cents per diluted share, for the first quarter ended March 31, 2011, compared to $31.5 million, or 16 cents per diluted share, for the fourth quarter of 2010. The increase in net income was due to a $2.0 million reduction in the provision for credit losses and a $5.5 million, or 5.1 percent, decrease in total other expenses. The favorable impact of these items was partially offset by a $1.3 million, or 0.9 percent, decrease in net interest income and a $2.6 million, or 5.3 percent, decrease in total other income.

“Improvement in our credit metrics, along with a number of other factors, enabled us to continue positive earnings momentum in the first quarter,” said R. Scott Smith, Jr., Chairman and Chief Executive Officer. “We saw reductions in our non-performing loans, charge-offs, overall loan delinquency and in the provision for credit losses, reflecting slowly improving economic conditions. Our strong liquidity position, resulting from steady core deposit inflows, positions us well for future earning asset growth when the demand for credit increases. Also contributing to our solid quarter was an expansion of our net interest margin along with a significant decrease in expenses. We are cautiously optimistic that we will continue to see reductions in our credit costs as the health of the economy improves.”

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Asset Quality

Non-performing assets were $355.1 million, or 2.22 percent of total assets, at March 31, 2011, compared to $361.7 million, or 2.22 percent of total assets, at December 31, 2010 and $312.3 million, or 1.90 percent of total assets, at March 31, 2010. The decrease in non-performing assets in comparison to the fourth quarter of 2010 was primarily due to a decrease in non-performing construction and commercial loans, partially offset by an increase in non-performing commercial mortgages.

Annualized net charge-offs for the quarter ended March 31, 2011 were 1.42 percent of average total loans, compared to 1.65 percent for the quarter ended December 31, 2010. The allowance for credit losses as a percentage of non-performing loans was 85.3 percent at March 31, 2011 in comparison to 83.8 percent at December 31, 2010 and 94.1 percent at March 31, 2010.

As a result of improved credit quality metrics in comparison to the fourth quarter of 2010, the provision for credit losses for the first quarter of 2011 decreased $2.0 million, or 5.0 percent, to $38.0 million.

Net Interest Income and Margin

Net interest income for the first quarter of 2011 decreased $1.3 million, or 0.9 percent, from the fourth quarter of 2010, primarily due to fewer days in the first quarter as compared to the fourth quarter, partially offset by an increase in the net interest margin.

The Corporation’s net interest margin improved to 3.91 percent in the first quarter of 2011, compared to 3.85 percent for fourth quarter of 2010. The improvement in net interest margin during the first quarter of 2011 was due to an 11 basis point decline in funding costs, partially offset by a three basis point decrease in yields on interest-earning assets.

Average Balance Sheet

Total average assets for the first quarter of 2011 were $16.1 billion, a decrease of $158.4 million, or 1.0 percent, from the fourth quarter of 2010.

Page 3 . . . Fulton Financial reports first quarter earnings of $0.17 per share

Average loans, net of unearned income, decreased $23.5 million, or 0.2 percent, for the first quarter of 2011 in comparison to the fourth quarter of 2010.

	Quarter Ended
	Mar 31 2011	Dec 31 2010	Increase (decrease)
			$	%
	(dollars in thousands)

Loans, by type:
Real estate - commercial mortgage	$4,385,072	$4,365,245	$19,827	0.5%
Commercial - industrial, financial and agricultural	3,707,081	3,682,949	24,132	0.7%
Real estate - home equity	1,628,550	1,649,111	(20,561)	(1.2%)
Real estate - residential mortgage	1,017,439	999,814	17,625	1.8%
Real estate - construction	779,556	818,367	(38,811)	(4.7%)
Consumer	341,247	360,432	(19,185)	(5.3%)
Leasing and other	62,497	69,014	(6,517)	(9.4%)

Total Loans, net of unearned income	$11,921,442	$11,944,932	$(23,490)	(0.2%)

During the first quarter of 2011, the Corporation experienced a $44.0 million, or 0.5 percent, increase in commercial mortgage and commercial loans. This increase was more than offset by declines in construction loans, home equity loans and consumer loans.

Average investments for the first quarter of 2011 were $2.8 billion, a $65.9 million, or 2.4 percent, increase from the fourth quarter of 2010. On an ending balance basis, investments decreased $164.1 million, or 5.7 percent. During the first quarter of 2011, sales and maturities of collateralized mortgage obligations and mortgage-backed securities exceeded purchases.

Average deposits for the first quarter of 2011 decreased $204.0 million, or 1.6 percent, from the fourth quarter of 2010.

	Quarter Ended
	Mar 31 2011	Dec 31 2010	Increase (decrease)
			$	%
	(dollars in thousands)

Deposits, by type:
Noninterest-bearing demand	$2,238,200	$2,219,267	$18,933	0.9%
Interest-bearing demand	2,322,098	2,262,027	60,071	2.7%
Savings deposits	3,282,790	3,337,407	(54,617)	(1.6%)

Total demand and savings	7,843,088	7,818,701	24,387	0.3%
Time deposits	4,532,528	4,760,929	(228,401)	(4.8%)

Total Deposits	$12,375,616	$12,579,630	$(204,014)	(1.6%)

The decrease in deposits in the first quarter of 2011 in comparison to the fourth quarter of 2010 was due to a $228.4 million, or 4.8 percent, decrease in time deposits, including a $40.7 million reduction in jumbo time deposits.

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Non-interest Income

Other income, excluding investment securities gains, decreased $4.7 million, or 9.6 percent, in comparison to the fourth quarter of 2010. Mortgage banking income decreased $3.4 million, or 38.3 percent, as a result of a decrease in volumes. Service charges on deposit accounts decreased $786,000, due primarily to a decrease in overdraft fees.

The following table summarizes the net realized gains and other-than-temporary impairment charges by type of investment security:

	Quarter Ended
	Mar 31	Dec 31
	2011	2010
	(in thousands)
Net realized gains:
Debt securities	$3,571	$2,196
Equity securities	5	658
Other-than-temporary impairment charges:
Debt securities	(994)	(2,492)
Equity securities	(297)	(168)

Investment securities gains	$2,285	$194

Other-than-temporary impairment charges for debt and equity securities were related to the Corporation’s investments in pooled trust preferred securities issued by financial institutions and stocks of financial institutions, respectively.

Non-interest Expense

Other expenses decreased $5.5 million, or 5.1 percent, in the first quarter of 2011 compared to the fourth quarter of 2010, primarily due to decreases in marketing expenses, OREO and repossession expense and salaries and employee benefits. Also contributing to the decrease in other expenses was a $900,000 reversal of reserves associated with potential repurchases of previously sold residential mortgages and home equity loans.

About Fulton Financial

Fulton Financial Corporation is a Lancaster, Pennsylvania-based financial holding company which has nearly 3,800 employees and operates more than 270 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through the following affiliates: Fulton Bank, N.A., Lancaster, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; The Bank, Woodbury, NJ; Skylands Community Bank, Hackettstown, NJ and The Columbia Bank, Columbia, MD.

Page 5 . . . Fulton Financial reports first quarter earnings of $0.17 per share

The Corporation’s investment management and trust services are offered at all banks through Fulton Financial Advisors, a division of Fulton Bank, N.A. Residential mortgage lending is offered by all banks through Fulton Mortgage Company.

Additional information on Fulton Financial Corporation is available on the Internet at www.fult.com.

Safe Harbor Statement

This news release may contain forward-looking statements with respect to the Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future,” “intends” and similar expressions which are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation’s control and difficult to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. The Corporation undertakes no obligation, other than required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Many factors could affect future financial results including, without limitation: the impact of adverse changes in the economy and real estate markets; increases in non-performing assets which may reduce the level of earning assets and require the Corporation to increase the allowance for credit losses, charge-off loans and incur elevated collection and carrying costs related to such non-performing assets; acquisition and growth strategies; market risk; changes or adverse developments in political or regulatory conditions; a disruption in or abnormal functioning of credit and other markets, including the lack of or reduced access to markets for mortgages and other asset-backed securities and for commercial paper and other short-term borrowings; changes in the levels of, or methodology for determining, FDIC deposit insurance premiums and assessments; the effect of competition and interest rates on net interest margin and net interest income; investment strategy and income growth; investment securities gains and losses; declines in the value of securities which may result in charges to earnings; changes in rates of deposit and loan growth or a decline in loans originated; relative balances of rate-sensitive assets to rate-sensitive liabilities; salaries and employee benefits and other expenses; amortization of intangible assets; goodwill impairment; capital and liquidity strategies, and other financial and business matters for future periods.

Page 6 . . . Fulton Financial reports first quarter earnings of $0.17 per share

For a more complete discussion of certain risks and uncertainties affecting the Corporation, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Corporation’s filings with the Securities and Exchange Commission.

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2011